Exhibit 3(i)

                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                     OF UNIVIEW TECHNOLOGIES CORPORATION


                               ARTICLE 1:  NAME

      The name of the corporation is VPGI CORP.


                             ARTICLE 2:  DURATION

      The period of this corporation's duration is perpetual.


                             ARTICLE 3:  PURPOSES

      The purposes for which the corporation is organized are to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.


                         ARTICLE 4:  SHARE STRUCTURE

      The total number of shares of all classes of stock which the corporation shall be authorized to issue is 81,000,000 shares, divided into the following: (i) 1,000,000 shares of preferred stock, of the par value of $1.00 per share (hereinafter called "Preferred Stock"); and (ii) 80,000,000 shares of common stock, of the par value of $.001 per share (hereinafter called "Common Stock"). A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

      A. PREFERRED STOCK: 1. Issuance in Series. The Preferred stock may be divided into and issued in one or more series. The board of directors is hereby vested with authority from time to time to establish and designate such series, and within the limitations prescribed by law or set forth herein, to fix and determine the relative rights and preferences of the shares of any series so established, but all shares of Preferred Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series: (a) the rate of dividend; (b) the price and at the terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in event of involuntary liquidation; (d) the amount payable upon shares in event of voluntary liquidation; (e) sinking fund provisions for the redemption or purchase of shares; (f) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and
 (g) voting rights. The board of directors shall exercise such authority by the adoption of a resolution as prescribed by law.

           2. Dividends. The holders of each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared to be payable by the board of directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore affixed by the board of directors for such series of Preferred Stock that have theretofore been established, and no more, payable quarterly on the first days of January, April, July and October in each year.

           3. Preferred Dividends Cumulative. Dividends on all Preferred Stock, regardless of series, shall be cumulative. No dividends shall be declared on shares of any series of Preferred Stock for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Stock then outstanding. No dividends shall be declared on the shares of any series of Preferred Stock unless a dividend for the same period shall be declared at the same time upon all Preferred Stock outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the Common Stock unless full dividends on all Preferred Stock then outstanding for all past dividend periods and for the current dividend period shall have been declared and the corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

           4. Preference on Liquidation. In the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the board of directors establishing the respective series of Preferred Stock that might then be outstanding together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of the corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall not be considered a dissolution, liquidation or winding up on the corporation within the meaning of these provisions.

           5. Redemption. The whole or any part of the outstanding Preferred Stock or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the corporation, exercisable by the board of directors upon thirty (30) days' notice by mail to the holders of such shares as are to be redeemed, by paying therefor in cash the redemption price fixed for such shares in the resolution or resolutions of the board of directors establishing the respective series of which the shares to be redeemed are a part together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions to the date fixed for such redemption. The corporation may redeem the whole or any part of the shares of any series, or of several series, without redeeming the whole or any part of the shares of any other series; provided, however, that if at any time less than the whole of the Preferred Stock of any particular series then outstanding shall be called for redemption, the particular shares called for redemption shall be determined by lot or by such other equitable method as may be determined by the board of directors. If, on the redemption date specified in any such notice, funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Preferred Stock so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue from and after the date so fixed, and all rights of holders of Preferred Stock so called for redemption shall forthwith after such redemption date cease and terminate, excepting only the right of the holders thereof to receive the redemption price thereof, but without interest; and if, before the redemption date specified in any notice of the redemption of any Preferred Stock, the corporation shall deposit with the bank or trust company in the City of Dallas, Texas, having a capital and surplus of at least $50,000,000 according to its last published statement of condition, in trust to be applied to the redemption of the Preferred Stock so called for redemption, the funds necessary for such redemption, then, from and after the date of such deposit, the shares so called for redemption shall no longer be deemed to be outstanding and all rights of holders of the shares so called for redemption shall cease and terminate, excepting only the rights of holders thereof to receive the redemption price thereof, but without interest. Any interest accrued on funds so deposited shall be paid to the corporation from time to time. In case the holder of shares shall have been called for the redemption shall not, within six (6) years after the making of such deposit, claim the amount deposited with respect to the redemption of such shares, the bank or trust company in which such deposit was made shall upon demand pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder. Preferred Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized by unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock, except that any shares of any series purchased or redeemed pursuant to the requirements of any sinking fund or purchase fund provided for such series shall not be reissued.

      B. COMMON STOCK: 1. Dividends. Subject to all the rights of the Preferred Stock or any series thereof, and on the conditions set forth in Part A of this Article Four or in any resolution of the board of directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.


                        ARTICLE 5:  PREEMPTIVE RIGHTS

      No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.


                        ARTICLE 6:  SHAREHOLDER VOTING

      6.01. With respect to any matter, the presence of the holders of a majority of the shares entitled to vote on that matter, either in person or by proxy, constitutes a quorum for the transaction of business. Once the presence of a quorum has been confirmed, business may continue despite any failure to maintain a quorum during the remainder of the meeting or the refusal of any shareholder to vote.

      6.02. If with respect to any action taken by the shareholders of the corporation, any provision of the Texas Business Corporation Act would, but for this Article 6, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

      6.03. At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

      6.04. Any shareholder action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.


                         ARTICLE 7:  SHARE REPURCHASE

      The corporation, without vote of shareholders, may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.


                        ARTICLE 8:  DIRECTOR LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of the repeal or modification.


                         ARTICLE 9:  INDEMNIFICATION

      To the extent permitted by the Texas Business Corporation Act, the corporation will indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed proceeding, whether civil, criminal, administrative, arbitrative, or investigative, including all appeals, because that person is or was a director, officer, employee, or agent of the corporation. The corporation will also indemnify a person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, or other enterprise or entity.


                    ARTICLE 10:  MISCELLANEOUS PROVISIONS

      10.01. The corporation will not begin business until it has received for issuing its shares consideration of the value of one thousand dollars consisting of money, labor done, or property actually received.

      10.02. The street address of the registered office of the corporation is 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248, and the name of the registered agent at this address is Patrick A. Custer.

      10.03. The number of directors constituting the Board of Directors is one. The names and addresses of the persons serving as directors until the next annual shareholders' meeting or until their successors are elected and qualify are: Patrick A. Custer, 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248.

      The undersigned has executed these Amended and Restated Articles of Incorporation on July 17, 2003.


      ____________________________
      Patrick A. Custer, President